EXHIBIT 99.1

STRATA Skin Sciences Secures Exclusive License for Treating Vitiligo Using an Excimer Laser

Horsham, PA, December 11, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that it has reached agreement with an internationally acclaimed health institution regarding U.S. Patent 6,979,327 (the “327” patent) and U.S. Patent 7,261,729 B2 for the “Treatment of Vitiligo.” The agreement clarifies STRATA's exclusive license to develop, make, use, sell, offer for sale, import as well as defend the patents.

The patents pertain to a novel treatment for vitiligo, using an excimer laser that emits light in the UVB range. As stated in the 327 patent, “the invention includes a method of incrementally increasing exposure of affected vitiligo areas with UVB laser light from an excimer laser to restore pigmentation to skin areas affected with vitiligo.”

Dr. Dolev Rafaeli, STRATA’s Chief Executive Officer stated, “We are quite pleased to have secured the license and exclusive rights to this technology, which impacts approximately 21% of STRATA’s domestic recurring revenue. This is a very valuable asset for the Company and means that only STRATA has the right to utilize this novel and patented method to treat vitiligo. It also gives us the ability to vigorously defend our exclusive right to this technology by pursuing unlicensed entities making, using, selling or offering the patented procedure. These rights provide us with a valuable lever which we intend to use to enhance the unique value proposition of the XTRAC platform in the U.S.”

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC® business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC®, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

About Vitiligo and XTRAC treatment

Vitiligo is a pigmentation disorder in which melanocytes—the cells that make pigment—in the skin are destroyed. Once the melanocytes are destroyed, white patches surface on the skin. These white patches may appear on any location of the body and in multiple areas. This destruction is thought to be due to an acquired autoimmune problem, but the cause is unknown.

About 0.5 to 1 percent of the world’s population, or as many as 65 million people, have vitiligo. In the United States, 1 to 2 million people have the disorder. Half the people who have vitiligo develop it before age 20 and; most develop it before their 40th birthday. The disorder affects both sexes and all races equally; however, it is more noticeable in people with dark skin.

Although vitiligo is usually not harmful medically and causes no physical pain, its emotional and psychological effects can be significant. Regardless of a person’s race and culture, white patches of vitiligo can cause emotional stress, particularly if the condition develops on visible areas of the body (such as the face, hands, arms, and feet) or on the genitals. Adolescents, who are often particularly concerned about their appearance, can be devastated by widespread vitiligo. Often, those suffering from vitiligo feel embarrassed, ashamed, depressed, or worried about how others will react.

The XTRAC 308 nm Excimer laser treatment has been cleared by the FDA for treatment of Vitiligo and has shown to can minimize and, in many cases, even eliminate vitiligo depigmented patches. The XTRAC excimer laser delivers a targeted beam of UVB light and only the areas of skin affected by vitiligo receive the laser energy.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, including the Company’s ability to generate the anticipated revenue stream, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations and research and development activities beginning at any time in the future, the Company’s ability to build a leading franchise in dermatology and aesthetics, the Company’s ability to grow revenues and sustain that growth, and the Company’s ability to protect its rights and maintain exclusivity in connection with the referenced patents are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s 10K filed with the SEC on March 30, 2018.

Investor Contacts:

Matthew Hill, Chief Financial Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com